UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Eller, Timothy R.
   2728 N. Harwood
   Dallas, TX  75201
   USA
2. Issuer Name and Ticker or Trading Symbol
   Centex Corporation
   CTX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other
   (specify below)
Director, President, CEO & COO of Centex Real Estate Corporation, subsidiary of Centex Corporation

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, par value $0.|1/12/9|M(1)| |2,000             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/12/9|S(1)| |2,000             |D  |$60.6875   |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/13/9|M(1)| |2,000             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/13/9|S(1)| |2,000             |D  |$59.8977   |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/14/9|M(1)| |3,000             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/14/9|S(1)| |3,000             |D  |$60.2629   |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/15/9|M(1)| |3,000             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/15/9|S(1)| |3,000             |D  |$60.00     |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/16/9|M(1)| |3,000             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/16/9|S(1)| |3,000             |D  |$60.00     |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/26/9|M(1)| |3,500             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/26/9|S(1)| |3,500             |D  |$60.875    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/27/9|M(1)| |3,500             |A  |$17.125    |                   |      |                           |
25 per share               |8     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $0.|1/27/9|S(1)| |3,500             |D  |$61.3125   |2,741(2)           |I     |Centex Corp. Profit Sharing|
25 per share               |8     |    | |                  |   |           |                   |      | Plan                      |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option Right to Buy   |$17.125 |1/12/|M(1)| |2,000      |D  |____(|4/1/2|Common Stock|2,000  |       |            |   |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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Option Right to Buy   |$17.125 |1/13/|M(1)| |2,000      |D  |____(|4/1/2|Common Stock|2,000  |       |            |   |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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Option Right to Buy   |$17.125 |1/14/|M(1)| |3,000      |D  |____(|4/1/2|Common Stock|3,000  |       |            |   |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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Option Right to Buy   |$17.125 |1/15/|M(1)| |3,000      |D  |____(|4/1/2|Common Stock|3,000  |       |            |   |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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Option Right to Buy   |$17.125 |1/16/|M(1)| |3,000      |D  |____(|4/1/2|Common Stock|3,000  |       |            |   |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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Option Right to Buy   |$17.125 |1/26/|M(1)| |3,500      |D  |____(|4/1/2|Common Stock|3,500  |       |            |   |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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Option Right to Buy   |$17.125 |1/27/|M(1)| |3,500      |D  |____(|4/1/2|Common Stock|3,500  |       |53,700(4)   |D  |            |
                      |        |98   |    | |           |   |3)   |001  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) This exercise and/or sale was made pursuant to and in reliance upon the exemption contained in Rule 16b-3.
(2) Number of shares owned as of 2/3/98 by Trustee of Centex Corporation Profit Sharing Plan based on most recent plan information available to the Reporting Person. Number of shares has been rounded to the nearest whole number.
(3) Shares vest based on achievement of certain levels of return on net assets and earnings. Any unvested options automatically vest on January 1,
2001.
(4) Of such shares, 12,240 are not currently exercisable.
SIGNATURE OF REPORTING PERSON
Timothy R. Eller
DATE
February 3, 1998